Exhibit 99.1

Syntel Reports First Quarter 2011 Financial Results

Highlights:

•	Q1 revenue of $145.4M, up 25% from year-ago quarter and less than 1% sequentially

•	Q1 EPS of $0.60 per diluted share

•	Q1 cash & short term investments of $278.5M

•	Global Headcount of 17,610 on March 31, 2011, up 29% versus prior year

TROY, Mich. – April 21, 2011 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2011.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 25 percent to $145.4 million, compared to $116.0 million in the prior-year period, and increased less than one percent sequentially from $144.9 million in the fourth quarter of 2010. During the first quarter, Applications Outsourcing accounted for 73 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 16 percent, e-Business contributing nine percent and TeamSourcing at two percent.

The Company’s gross margin was 35.0 percent in the first quarter, compared to 42.4 percent in the prior-year period and 38.4 percent in the fourth quarter of 2010. Selling, General and Administrative (SG&A) expenses were 16.9 percent in the first quarter, compared to 19.2 percent in the prior-year period and 17.4 percent in the previous quarter. First quarter income from operations was 18.0 percent as compared to 23.3 percent in the prior-year period and 20.9 percent in the fourth quarter of 2010. The sequential reduction in operating margin was the result of compensation increases, advanced hiring which lowered utilization levels, and costs associated with transition revenues.

Net income for the first quarter was $25.0 million or $0.60 per diluted share, compared to $25.1 million or $0.60 per diluted share in the prior-year period and net income of $29.8 million or $0.71 per diluted share in the fourth quarter of 2010.

During Q1, Syntel spent $20.9 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $278.5 million. The company also added 227 net employees, finishing the quarter with 17,610 employees globally.

Operational Highlights

“As discussed on our February earnings call, first quarter revenues were flat with fourth quarter levels,” said Syntel CEO and President Prashant Ranade. “With 2011 budget cycles largely complete, the flow of new project commitments from our clients has begun. We remain encouraged about the growth opportunities within our blue-chip client base, and the role Syntel will play in helping them achieve their 2011 business objectives.”

“Syntel continues to invest ahead of the curve in the resources and infrastructure necessary to gain market share in our industry,” said Ranade. “While these costs are temporarily putting pressure on our margins, they are essential to driving enhanced value to our clients and critical to Syntel’s revenue and profit growth.”

2011 Guidance

Based on current visibility levels and an exchange rate assumption of 44.5 rupees to the dollar, the Company currently expects 2011 revenue of $610 to $635 million and EPS in the range of $2.70 to $2.90.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2011 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 28, 2011 by dialing (800) 642-1687 and entering “60073439”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of March 31, 2011, Syntel employed more than 17,600 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 or from other factors not currently anticipated.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2011	2010

Net revenues	$145,372	$116,039
Cost of revenues	94,560	66,800

Gross profit	50,812	49,239
Selling, general and administrative expenses	24,623	22,248

Income from operations	26,189	26,991

Other income, principally interest	6,119	2,283

Income before income taxes	32,308	29,274

Income tax expense	7,259	4,143

Net income	$25,049	$25,131

Dividend per share	$0.06	$0.06

EARNINGS PER SHARE:
Basic	$0.60	$0.61
Diluted	$0.60	$0.60

Weighted average common shares outstanding:

Basic	41,579	41,483

Diluted	41,711	41,566

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March, 31	December, 31
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$69,524	$78,505
Short term investments	208,957	208,695
Accounts receivable, net of allowance for doubtful accounts of $3,096 and $3,090 at March 31, 2011 and December 31, 2010, respectively	75,689	75,873
Revenue earned in excess of billings	16,344	5,329
Deferred income taxes and other current assets	45,766	43,705

Total current assets	416,280	412,107

Property and equipment	194,241	171,445
Less accumulated depreciation and amortization	73,673	69,338

Property and equipment, net	120,568	102,107

Goodwill	906	906

Non current Term Deposits with Banks	30	66

Deferred income taxes and other non current assets	31,756	30,931

	$569,540	$546,117

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$33,470	$40,736
Income taxes payable	3,956	2,291
Accounts payable and other current liabilities	34,485	29,384
Deferred revenue	6,236	9,783

Total current liabilities	78,147	82,194

Other non current liabilities	13,634	12,453

Total liabilities	91,781	94,647

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	477,759	451,470

Total liabilities and shareholders’ equity	$569,540	$546,117